Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Autolus Therapeutics plc for the registration of 54,584,250 American Depository Shares representing 54,584,250 ordinary shares and to the incorporation by reference therein of our report dated March 27, 2026, with respect to the consolidated financial statements of Autolus Therapeutics plc, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Reading, United Kingdom

April 10, 2026.